UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

January 4, 2008 (December 31, 2007)
Date of Report (Date of earliest event reported)

VINEYARD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

California	000-20862	33-0309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Corona Pointe Court, Corona, California	92879
(Address of principal executive offices)	(Zip Code)

(951)271-4232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of a Principal Officer

On December 31, 2007, Vineyard National Bancorp (the "Company") announced the appointment of Maureen Clark to the position of Senior Vice President and Chief Information Officer of the Company and its operating subsidiary, Vineyard Bank, N.A. (the "Bank").

From 1999 to 2004, Ms. Clark held the position of Senior Vice President and Chief Information Officer at Jackson Federal Bank, where she was responsible to develop and implement information technology strategies and policies, as well as manage merger transitions and core system conversions.  Upon acquisition of Jackson Federal Bank by Union Bank of California in 2004, Ms. Clark managed merger integration activities and system transitions.  Ms. Clark then took a sabbatical from 2005 through 2007. With over twenty years of experience in financial services and information technology, Ms. Clark has an extensive background of project management, system conversion management and technology strategy.  Ms. Clark is 47 years old.

Ms. Clark's employment with the Company commenced on December 31, 2007.  As Senior Vice President and Chief Information Officer of the Company, Ms. Clark will receive a base salary of $175,000 per annum, and upon employment, she was granted 10,000 shares of the Company's restricted stock, which cliff vest after four years of employment.  In addition, Ms. Clark will be eligible for an annual management incentive. Such incentive is at the discretion of the Company's Board of Directors.

There are no family relationships between Ms. Clark and directors or executive officers of the Company, and Ms. Clark has not had any material interest in any transactions of the Company.

In conjunction with her new role at the Company, Ms. Clark will receive a change of control agreement with the Company, a form of which is attached hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits

(a)    Not applicable
(b)    Not applicable
(c)    Not applicable
(d)    The following exhibits are included with this Report:

       Exhibit 10.1   Form of change of control agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINEYARD NATIONAL BANCORP

Date: January 4, 2008	By:	/s/ Gordon Fong
Gordon Fong
Executive Vice President and Chief Financial Officer